EXHIBIT 99.1

PREMIERWEST BANCORP

ANNOUNCES FIRST QUARTER RESULTS

MEDFORD, OREGON—April 24, 2012: PremierWest Bancorp (NASDAQ:PRWT) announced results for the first quarter ended March 31, 2012, as follows:

•         Net loss applicable to common shareholders of $4.8 million, after $3.5 million in loan loss provision, net OREO and foreclosed asset expenses of $2.4 million, gains on sale of securities of $2.2 million and one-time costs of $829,000 associated with the branch consolidation initiative announced during the quarter. This compares to a net loss applicable to common shareholders of $4.1 million in the fourth quarter 2011, after $3.0 million in loan loss provision, net OREO and foreclosed asset expenses of $1.4 million and gains on sale of securities of $116,000;

•          Net interest margin of 4.10%, an increase of 15 basis points from 3.95% in fourth quarter 2011;

•          Average rate paid on total deposits and borrowings of 0.62%, a 4 basis point decline from 0.66% in the fourth quarter in 2011;

•         Net loan charge-offs of $5.9 million compared to net loan charge-offs of $7.3 million in fourth quarter 2011.

Management continued to execute strategies that have resulted in further strengthening of the Company, including:

•          Reducing adversely classified loans by 12%, or $19.8 million, during the quarter, to $140.0 million, from $159.8 million at December 31, 2011;

•          Reducing non-performing assets by 8%, or $7.8 million, during the quarter to $91.3 million, from $99.1 million at December 31, 2011;

•          Completing a master settlement agreement with its largest non-performing loan relationship totaling $28.7 million, resulting in receipt of deeds in lieu of foreclosure and dismissal of lawsuits which was effective the first quarter;

•          Announcing the consolidation of nine branches into existing nearby offices by the end of April 2012 and sale of two branches by the end of June 2012 to reduce expenses and improve efficiency. These branches represent less than 10% of total bank wide deposits; however this action is projected to result in expense savings of approximately $1.9 million annually beginning in the second quarter of 2012;

•          Maintaining stability of the Bank’s total risk-based and leverage capital ratios of 13.23% and 8.78%, respectively, as compared to 13.03% and 8.72% at December 31, 2011;

•          Increasing average non-interest bearing demand deposits to 27% of total average deposits, as compared to 26% in fourth quarter 2011.

Subsequent to the close of the quarter, Management announced additional expense control initiatives including a restructuring of staff and processes that are projected to result in annualized savings of approximately $2.5 million. As a result of these changes, some staff positions will be eliminated and other currently vacant positions will not be filled in order to create a more efficient organization. These operational changes are expected to be completed during the second quarter.

James M. Ford, PremierWest’s President & Chief Executive Officer, remarked, “The Company continued to make meaningful progress in reducing problem assets during this current quarter. Our net loss was up slightly from fourth quarter in 2011, primarily due to increased credit resolution costs, which have enabled us to reduce non-performing assets to our lowest levels since December 31, 2008. A significant portion of this improvement was reached in the settlement with our largest non-performing borrowing relationship earlier in the first quarter.

“In addition, we incurred one-time costs associated with the branch consolidations announced in January 2012. This, along with the expense control initiatives announced earlier this month, demonstrates our commitment to implement changes in the operation of the Bank that position us for the future. We are focused on creating a more cost-effective organization to successfully operate in the challenging business climate ahead without sacrificing service.

“Despite continued international and domestic economic uncertainty, our net interest margin improved during this past quarter. We continue to increase non-interest bearing deposits as a source of funding and reduce our reliance on higher-cost certificates of deposits,” commented Ford. “Loan demand continues to be soft as a result of the sluggish economy. As a result, the investment portfolio is providing earnings until loan demand improves. The investment portfolio consists of high quality federal government agency and municipal securities.”

Finally, Ford stated, “During this quarter of hard fought progress, our capital levels have improved. Along with our continued efforts to reduce problem assets, we will be completing our initiatives to enhance the efficiency and effectiveness of PremierWest. I appreciate the steadfast dedication of our employees for the notable progress we have made. We could not achieve this progress without the support of the shareholders.”

OPERATING RESULTS

Net interest income for the quarter ended March 31, 2012 declined from fourth quarter 2011 and the first quarter in the prior year. This is primarily due to a decline in average interest earning assets during these periods as part of the Company’s deleveraging strategy. Correspondingly, average interest bearing liabilities decreased during these same periods. Changes in the balance sheet mix also contributed to declines in net interest income during these periods. Loan balances have declined through payoffs and charge-offs. Investment securities have grown as a proportion of the balance sheet with loan demand continuing to be weak due to the economic slowdown. As such, investment securities, which typically generate a lower yield than loans, comprise a higher percentage of the Bank’s earning assets.

Certain reclassifications have been made to the December 31, 2011 and March 31, 2011 financial table presentations to conform to current year presentations. These reclassifications have no effect on previously reported net loss per share.

INCOME STATEMENT OVERVIEW

(Dollars in Thousands, Except for Loss per Share Data)
	For the Three Months Ended March 31, 2012	For the Three Months Ended December 31, 2011	$ Change	% Change	For the Three Months Ended March 31, 2011	$ Change	% Change

Interest and dividend income	$13,118	$13,710	$(592)	-4%	$15,032	$(1,914)	-13%
Interest expense	1,744	1,969	(225)	-11%	2,831	(1,087)	-38%
Net interest income	11,374	11,741	(367)	-3%	12,201	(827)	-7%
Loan loss provision	3,500	3,000	500	17%	6,300	(2,800)	-44%
Non-interest income	4,483	2,377	2,106	89%	3,101	1,382	45%
Non-interest expense	16,536	14,476	2,060	14%	15,740	796	5%
LOSS BEFORE PROVISION (BENEFIT) FOR INCOME TAXES	(4,179)	(3,358)	(821)	24%	(6,738)	2,559	-38%
PROVISION (BENEFIT) FOR INCOME TAXES	10	26	(16)	-62%	16	(6)	-38%
NET LOSS	(4,189)	(3,384)	(805)	24%	(6,754)	2,565	-38%
PREFERRED STOCK DIVIDENDS AND DISCOUNT ACCRETION	629	682	(53)	-8%	656	(27)	-4%

NET LOSS APPLICABLE TO COMMON SHAREHOLDERS	$(4,818)	$(4,066)	$(752)	18%	$(7,410)	$2,592	-35%

LOSS PER COMMON SHARE:
BASIC (1)	$(0.48)	$(0.41)	$(0.07)	17%	$(0.74)	$0.26	-35%
DILUTED (1)	$(0.48)	$(0.41)	$(0.07)	17%	$(0.74)	$0.26	-35%

Average common shares outstanding - basic (1)	10,034,741	10,035,241	(500)	0%	10,034,847	(106)	0%
Average common shares outstanding - diluted (1)	10,034,741	10,035,241	(500)	0%	10,034,847	(106)	0%

(1) As of March 31, 2012, December 31, 2011, and March 31, 2011, 109,039 common shares related to the potential exercise of the warrant issued to the U.S. Treasury pursuant to the Troubled Asset Relief Program (TARP) Capital Purchase Program were not included in the computation of diluted earnings per share as their inclusion would have been anti-dilutive.

The following table provides the reconciliation of net loss applicable to common shareholders to pre-tax, pre-credit operating income (non-GAAP) for the periods presented:

Reconciliation of Non-GAAP Measure:
Non-GAAP Operating Income
(Dollars in Thousands)
For The Three Months Ended	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change

Net loss applicable to common shareholders	$(4,818)	$(4,066)	$(752)	18%	$(7,410)	$2,592	-35%
Provision for loan losses	3,500	3,000	500	17%	6,300	(2,800)	-44%
Net cost of operations of other real estate owned
and foreclosed assets	2,424	1,380	1,044	76%	2,124	300	14%
Provision (benefit) for income taxes	10	26	(16)	-62%	16	(6)	-38%
Preferred stock dividends and discount accretion	629	682	(53)	-8%	656	(27)	-4%
Pre-tax, pre-credit cost operating income	$1,745	$1,022	$723	71%	$1,686	$59	3%

Reconciliation of Non-GAAP Measure:
Tax Equivalent Net Loss Applicable to Common Shareholders
(Dollars in Thousands)
For The Three Months Ended	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change

Net interest income	$11,374	$11,741	$(367)	-3%	$12,201	$(827)	-7%
Tax equivalent adjustment for municipal loan interest	42	43	(1)	-2%	45	(3)	-7%
Tax equivalent adjustment for municipal bond interest	9	7	2	29%	30	(21)	-70%
Tax equivalent net interest income	11,425	11,791	(366)	-3%	12,276	(851)	-7%
Provision for loan losses	3,500	3,000	500	17%	6,300	(2,800)	-44%
Non-interest income	4,483	2,377	2,106	89%	3,101	1,382	45%
Non-interest expense	16,536	14,476	2,060	14%	15,740	796	5%
Provision for income taxes	10	26	(16)	-62%	16	(6)	-38%
Tax equivalent net loss	(4,138)	(3,334)	(804)	24%	(6,679)	2,541	-38%
Preferred stock dividends and discount accretion	629	682	(53)	-8%	656	(27)	-4%
Tax equivalent net loss applicable to common shareholders	$(4,767)	$(4,016)	$(751)	19%	$(7,335)	$2,568	-35%

Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes that presentation of these non-GAAP financial measures provide useful information frequently used by shareholders in the evaluation of a company. Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analyses of results as reported under GAAP.

Noninterest Income

Non-interest income for the quarter ended March 31, 2012 was up compared to the fourth quarter of 2011. Service charge income on deposit accounts declined due to a reduction in the amount of non-sufficient check items from the fourth quarter in 2011. In addition, gains on sales of securities increased as compared to the fourth quarter of 2011, which were used to offset increased OREO and related third-party expenses and one-time costs associated with a branch consolidation initiative announced during the first quarter. Investment brokerage fee income grew in the first quarter of 2012 versus the fourth quarter of 2011 on increased sales volume in part due to recent gains in the equity markets attracting more investor activity.

In November 2010 the Federal Deposit Insurance Corporation ("FDIC") issued mandates on overdraft payment programs applicable to its supervised institutions, including the Bank. These restrictions were effective July 1, 2011. The Bank began implementing changes to its overdraft payment program in the second quarter of 2011 to comply with the FDIC's mandates. The Company believes these mandates have continued to adversely affect non-interest income.

Noninterest income

(Dollars in Thousands)

For The Three Months Ended
	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change

Service charges on deposit accounts	$865	$898	$(33)	-4%	$955	$(90)	-9%
Other commissions and fees	649	684	(35)	-5%	645	4	1%
Net gain on sale of securities, available for sale	2,168	116	2,052	1769%	349	1,819	521%
Investment brokerage and annuity fees	438	360	78	22%	500	(62)	-12%
Mortgage banking fees	115	143	(28)	-20%	125	(10)	-8%
Other non-interest income:
Other income	9	13	(4)	-31%	324	(315)	-97%
Increase in value of BOLI	124	125	(1)	-1%	122	2	2%
Other non-interest income	115	38	77	203%	81	34	42%
Total non-interest income	$4,483	$2,377	$2,106	89%	$3,101	$1,382	45%

Noninterest Expense

Non-interest expense for the three months ended March 31, 2012 grew compared to fourth quarter 2011. Salaries and employee benefits expense increased primarily due to increases in payroll taxes normally experienced at the beginning of a calendar year, annual salary increases granted during the quarter and a $195,000 accrual for earned, but unused vacation benefits incurred during the quarter. In addition, a one-time expense of $719,000 for retirement of assets and $110,000 for severance costs was charged in the first quarter associated with the branch consolidation initiative. Also, total costs associated with OREO and related third-party loan expenses increased. This was due to higher losses on sale of OREO than experienced in the previous quarter. This was partially offset by a decline in legal expenses as compared to the previous quarter which contained costs associated with the master settlement agreement with the Company’s largest non-performing loan relationship.

Noninterest expense

(Dollars in Thousands)

For The Three Months Ended
	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change

Salaries and employee benefits	$6,810	$6,302	$508	8%	$7,026	$(216)	-3%
Net cost of OREO and foreclosed assets	2,424	1,380	1,044	76%	2,124	300	14%
Net occupancy and equipment	1,812	1,690	122	7%	2,104	(292)	-14%
FDIC and state assessments	671	727	(56)	-8%	1,123	(452)	-40%
Professional fees	408	807	(399)	-49%	876	(468)	-53%
Communications	468	509	(41)	-8%	475	(7)	-1%
Advertising	198	135	63	47%	245	(47)	-19%
Third-party loan costs	255	343	(88)	-26%	296	(41)	-14%
Professional liability insurance	213	540	(327)	-61%	226	(13)	-6%
Problem loan expense	1,288	200	1,088	544%	88	1,200	1364%
Other non-interest expense:
Director fees	109	105	4	4%	101	8	8%
Internet costs	143	237	(94)	-40%	112	31	28%
ATM debit card costs	140	190	(50)	-26%	119	21	18%
Business development	70	85	(15)	-18%	84	(14)	-17%
Amortization	116	116	—	0%	151	(35)	-23%
Supplies	136	149	(13)	-9%	149	(13)	-9%
Other non-interest expense	1,275	961	314	33%	441	834	189%
Total non-interest expense	$16,536	$14,476	$2,060	14%	$15,740	$796	5%

Income Taxes

The Company recorded an income tax provision for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011. The provision was made for minimum state income taxes owed.

As of March 31, 2012, the Company maintained a full valuation allowance of $39.1 million against its deferred tax asset. If the Company returns to sustained profitability, all or a portion of the deferred tax asset valuation allowance would be reversed. A reversal of the deferred tax asset valuation allowance would decrease the Company’s income tax expense and increase net income. Currently, the only tax expense the Company is recognizing relates to Oregon minimum tax.

SUMMARY BALANCE SHEET OVERVIEW

(Dollars in Thousands)
	March 31,	December 31,		%	March 31,		%
	2012	2011	$ Change	Change	2011	$ Change	Change
Assets:
Cash and cash equivalents	$102,180	$71,349	$30,831	43%	$142,025	$(39,845)	-28%
Interest-bearing certificates of deposit	1,500	1,500	—	0%	1,500	—	0%
Investment securities	289,589	319,415	(29,826)	-9%	233,326	56,263	24%

Gross loans, net of deferred fees	743,259	797,416	(54,157)	-7%	921,018	(177,759)	-19%
Allowance for loan losses	(20,324)	(22,683)	2,359	-10%	(33,366)	13,042	-39%
Net loans	722,935	774,733	(51,798)	-7%	887,652	(164,717)	-19%

Other assets	110,720	99,050	11,670	12%	108,223	2,497	2%
Total assets	$1,226,924	$1,266,047	$(39,123)	-3%	$1,372,726	$(145,802)	-11%

Liabilities and stockholders' equity
Total deposits	1,083,033	1,127,749	(44,716)	-4%	1,233,881	(150,848)	-12%
Borrowings	35,861	35,169	692	2%	32,842	3,019	9%
Other liabilities	27,596	18,764	8,832	47%	17,461	10,135	58%
Stockholders' equity	80,434	84,365	(3,931)	-5%	88,542	(8,108)	-9%
Total liabilities and stockholders' equity	$1,226,924	$1,266,047	$(39,123)	-3%	$1,372,726	$(145,802)	-11%

Cash and Cash Equivalents and Investment Securities

(Dollars in Thousands)
	March 31, 2012	% of Total	December 31, 2011	% of Total	$ Change	% Change	March 31, 2011	% of Total	$ Change	% Change

Cash and due from banks	$38,399	10%	$40,179	10%	$(1,780)	-4%	$24,811	7%	$13,588	55%
Cash equivalents:
Federal fund sold	3,005	1%	4,030	1%	(1,025)	-25%	3,215	1%	(210)	-7%
Interest-bearing deposits	60,776	15%	27,140	7%	33,636	124%	113,999	30%	(53,223)	-47%
Total cash equivalents	102,180	26%	71,349	18%	30,831	43%	142,025	38%	(39,845)	-28%

Interest-bearing certificates of deposit	1,500	0%	1,500	0%	—	0%	1,500	0%	—	0%

Investment securities:
Collateralized mortgage obligations	126,488	32%	134,416	34%	(7,928)	-6%	115,672	30%	10,816	9%
Mortgage-backed securities	80,936	20%	71,773	18%	9,163	13%	6,773	2%	74,163	1095%
U.S. Governement and agency securities	11,219	3%	41,093	11%	(29,874)	-73%	79,587	21%	(68,368)	-86%
Obligations of states and political subdivisions	65,745	17%	66,878	17%	(1,133)	-2%	25,873	7%	39,872	154%
Investment securities - Other Community Reinvestment Act	2,000	1%	2,000	1%	—	0%	2,000	1%	—	0%
Restricted equity securities	3,201	1%	3,255	1%	(54)	-2%	3,421	1%	(220)	-6%
Total investment securities	289,589	74%	319,415	82%	(29,826)	-9%	233,326	62%	56,263	24%

Total cash and cash equivalents and investments	$393,269	100%	$392,264	100%	$1,005	0%	$376,851	100%	$16,418	4%

Total cash and cash equivalents and investments
as a % of total assets		32%		31%				27%

Investments

(Dollars in Thousands)
For the Three Months Ended	March 31, 2012	December 31, 2011	$ Change	March 31, 2011	$ Change

Balance beginning of period	$319,415	$303,927	$15,488	$218,290	$101,125
Principal purchases	26,967	37,591	(10,624)	68,308	(41,341)
Proceeds from sales	(49,015)	(2,777)	(46,238)	(39,823)	(9,192)
Principal paydowns, maturities, and calls	(9,473)	(17,656)	8,183	(12,033)	2,560
Gains on sales of securities	2,168	116	2,052	349	1,819
Losses on sales of securities	—	(1)	1	—	—
Change in unrealized gains (loss) before tax	746	(136)	882	(1,188)	1,934
Amortization and accretion of discounts and premiums	(1,219)	(1,649)	430	(577)	(642)
Total investment portfolio	$289,589	$319,415	$(29,826)	$233,326	$56,263

nm=not meaningful

Liquidity	March 31,	December 31,	March 31,
	2012	2011	2011

Primary liquidity	32.05%	29.75%	22.40%
Fed funds sold and interest-bearing deposits/total assets	5.32%	2.58%	8.65%
Net non-core funding dependency	-4.10%	0.12%	-6.46%

Gross loans to deposits	68.66%	70.74%	74.79%

The Company’s liquidity position remains strong as evidenced by its current level of combined cash equivalents and investment securities. In an effort to support its net interest income and margin, the Company reduced its cash equivalents balances while increasing its investment securities portfolio since March 31, 2011. Cash equivalents increased temporarily as of March 31, 2012, due to the sale of investment securities during the quarter. These funds have since been redeployed into higher yielding investment securities. Over the past year, the Company increased its government guaranteed collateralized mortgage obligations, mortgage-backed securities, and municipal securities portfolios. The purchases were primarily of 10 and 15-year fully amortizing U.S. agency mortgage-backed securities, for which we expect to have limited extension risk. Municipal securities rated AA or better with maturities generally ranging from 5 to 15 years were also purchased during this period. The expected duration of the investment portfolio was 3.9 years at March 31, 2012, compared to 3.3 years a year earlier and 4.4 years at December 31, 2011.

LOANS

Loans by category

(Dollars in Thousands)

	March 31, 2012	% of Gross Loans	December 31, 2011	% of Gross Loans	$ Change	% Change	March 31, 2011	% of Gross Loans	$ Change	% Change

Construction, Land Dev & Other Land	$57,763	8%	$81,241	10%	$(23,478)	-29%	$114,579	12%	$(56,816)	-50%
Commercial & Industrial	122,023	17%	124,422	16%	(2,399)	-2%	145,907	16%	(23,884)	-16%
Commercial Real Estate Loans	433,942	58%	449,347	56%	(15,405)	-3%	511,499	55%	(77,557)	-15%
Secured Multifamily Residential	22,532	3%	21,792	3%	740	3%	23,156	3%	(624)	-3%
Other Commercial Loans Secured by RE	45,674	6%	47,912	6%	(2,238)	-5%	55,518	6%	(9,844)	-18%
Loans to Individuals, Family & Personal Expense	9,325	1%	9,784	1%	(459)	-5%	12,240	1%	(2,915)	-24%
Consumer/Finance	36,077	5%	35,522	5%	555	2%	36,244	4%	(167)	0%
Other Loans	16,090	2%	27,594	3%	(11,504)	-42%	23,359	3%	(7,269)	-31%
Overdrafts	234	0%	264	0%	(30)	-11%	309	0%	(75)	-24%
Gross loans	743,660		797,878		(54,218)	-7%	922,811		(179,151)	-19%
Less: allowance for loan losses	(20,324)	-3%	(22,683)	-3%	2,359	-10%	(33,366)	-4%	13,042	-39%
Less: deferred fees and restructured loan concessions	(401)	0%	(462)	0%	61	-13%	(1,793)	0%	1,392	-78%
Loans, net	$722,935		$774,733		$(51,798)	-7%	$887,652		$(164,717)	-19%

The Bank’s total loan portfolio declined from December 31, 2011, reflecting the continued challenges in the local and national economy. As a result, commercial, real estate construction, and commercial & industrial loan balances declined from year end. Loan totals have also declined because the Company exited a number of higher risk rated loan relationships over the past year which contributed to the contraction in the commercial real estate and construction, land development & other land loan categories over the same period. This included a reduction of approximately $15 million in loan balances associated with settlement of the largest non-performing lending relationship, as previously noted.

Interest and fees earned on our loan portfolio are our primary source of revenue. Our ability to achieve loan growth will be dependent on many factors, including the effects of competition, economic conditions in our markets, retention of key personnel and valued customers, and our ability to close loans in the pipeline.

The Company manages new commercial, including agricultural, loan origination volume using concentration limits that establish maximum exposure levels by designated industry segment, real estate product types, geography, and single borrower limits. We expect the commercial loan portfolio to be an important contributor to growth in future revenues as we continue to seek to limit our exposure to construction and development and commercial real estate.

DEPOSITS

(Dollars in Thousands)	March 31, 2012	Percent of Total	December 31, 2011	Percent of Total	$ Change	March 31, 2011	Percent of Total	$ Change

Interest-bearing demand and money market	$316,235	29%	$326,994	29%	$(10,759)	$373,965	30%	$(57,730)
Savings	90,035	8%	87,483	8%	2,552	85,276	7%	4,759
Time deposits	396,830	37%	431,753	38%	(34,923)	522,078	43%	(125,248)
Total interest-bearing deposits	803,100	74%	846,230	75%	(43,130)	981,319	80%	(178,219)
Non-interest bearing demand	279,933	26%	281,519	25%	(1,586)	252,562	20%	27,371
Total deposits	$1,083,033	100%	$1,127,749	100%	$(44,716)	$1,233,881	100%	$(150,848)

Total deposits declined from December 31, 2011, a trend that has continued from recent quarters. This decrease was mainly due to the decision to continue to reduce higher cost time deposit balances. Time deposits declined as a percentage of the Company’s total deposits in the most recent quarter versus the previous quarter and the same quarter last year. The combination of the Company’s efforts to reduce higher-cost time deposits and recent deposit pricing strategies to lower interest rates in concert with market conditions has reduced the average rate paid on total deposits in first quarter 2012 from the previous quarter and the same quarter in 2011.

Total brokered deposits were $241,000 at March 31, 2012 unchanged from December 31, 2011. Brokered deposits are currently not being replaced as they mature.

CAPITAL

PremierWest Bank has met the quantitative thresholds to be considered “Well-Capitalized” under published regulatory standards for total risk-based capital and Tier 1 risk-based capital at March 31, 2012. Capital ratios at the Bank have improved as compared to the previous quarter and the same quarter in 2011, primarily due to the Company’s deleveraging strategy and shift in the balance sheet mix to less risk-weighted assets, such as investment securities. However, we continue to be subject to the terms of the Consent Order with the FDIC and have not yet reached the 10.00 percent leverage ratio required by the Consent Order. As such, we are not considered “Well-Capitalized” for all regulatory ratios.

Bancorp:
				Regulatory
	March 31,	December 31,	March 31,	Minimum to be
	2012	2011	2011	“Adequately Capitalized”
				greater than or equal to

Total risk-based capital ratio	12.52%	12.45%	12.20%	8.00%
Tier 1 risk-based capital ratio	10.69%	10.80%	10.84%	4.00%
Leverage ratio	7.84%	8.01%	8.28%	4.00%

Bank:
				Regulatory	Regulatory
	March 31,	December 31,	March 31,	Minimum to be	Minimum to be
	2012	2011	2011	“Adequately Capitalized”	“Well-Capitalized”
				greater than or equal to	greater than or equal to

Total risk-based capital ratio	13.23%	13.03%	12.51%	8.00%	10.00%
Tier 1 risk-based capital ratio	11.96%	11.77%	11.24%	4.00%	6.00%
Leverage ratio	8.78%	8.72%	8.59%	4.00%	5.00%

The total risk based capital ratios of Bancorp include $30.9 million of junior subordinated debentures, of which $24.8 million qualified as Tier 1 capital at March 31, 2012, under guidance issued by the Federal Reserve. As provided in the Dodd-Frank Act, which was signed into law on July 21, 2010, Bancorp expects to continue to rely on these junior subordinated debentures as part of its regulatory capital. However, at this point, Bancorp does not expect to issue additional junior subordinated debentures as any future issued junior subordinated debentures would not qualify as Tier 1 total capital under Dodd-Frank.

FINANCIAL PERFORMANCE OVERVIEW

For The Three Months Ended
	March 31, 2012	December 31, 2011	Change	March 31, 2011	Change
Selective quarterly performance ratios
Return on average assets, annualized	-1.56%	-1.25%	(0.31)	-2.15%	0.59
Return on average equity, annualized	-43.03%	-34.12%	(8.91)	-52.87%	9.84
Efficiency ratio (1)	104.28%	102.54%	1.74	102.86%	1.42

Share and per share information
Average common shares outstanding - basic	10,034,741	10,035,241	(500)	10,034,847	(106)
Average common shares outstanding - diluted	10,034,741	10,035,241	(500)	10,034,847	(106)
Basic loss per common share	(0.48)	(0.41)	(0.07)	(0.74)	0.26
Diluted loss per common share	(0.48)	(0.41)	(0.07)	(0.74)	0.26
Book value per common share (2)	3.98	4.38	(0.40)	4.83	(0.85)
Tangible book value per common share (3)	3.79	4.18	(0.39)	4.60	(0.81)

(1) Non-interest expense divided by net interest income plus non-interest income.

(2) Book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) divided by the period ending number of common shares outstanding.

(3) Tangible book value is calculated as the total common equity (less preferred stock and the discount on preferred stock) less core deposit intangibles divided by the period ending number of common shares outstanding.

NET INTEREST MARGIN
(Annualized, tax-equivalent basis)

For The Three Months Ended
	March 31, 2012	December 31, 2011	Change	March 31, 2011	Change
Selective quarterly performance ratios
Yield on average gross loans (1)	5.89%	5.90%	(0.01)	5.77%	0.12
Yield on average investment securities (1)(2)	2.22%	1.64%	0.58	1.73%	0.49
Cost of average interest bearing deposits	0.79%	0.85%	(0.06)	1.08%	(0.29)
Cost of average borrowings	1.95%	1.72%	0.23	2.13%	(0.18)
Cost of average total deposits and borrowings	0.62%	0.66%	(0.04)	0.89%	(0.27)
Cost of average interest-bearing liabilities	0.84%	0.88%	(0.04)	1.12%	(0.28)

Yield on average interest-earning assets	4.73%	4.61%	0.12	4.71%	0.02
Cost of average interest-bearing liabilities	0.84%	0.88%	(0.04)	1.12%	(0.28)
Net interest spread	3.89%	3.73%	0.16	3.59%	0.30

Net interest margin (1)	4.10%	3.95%	0.15	3.83%	0.27

(1) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% rate.

(2) Includes interest-bearing cash equivalents.

Net Interest Margin

Net interest margin for first quarter 2012 increased as compared to fourth quarter 2011, predominantly due to a lower cost of interest bearing deposits. In addition, a one-time premium amortization adjustment to more properly reflect the expected life of a type of securities resulted in a 26 basis point decline in the yield on investment securities and an 8 basis point decline in net interest margin during the fourth quarter 2011. The spread between the yield earned on loans and rates paid on interest bearing deposits improved year-over-year despite the decline in higher yielding loan balances, primarily due to a decline in costs of interest-bearing liabilities. The improvement in yields on investment securities also contributed to the increase in net interest margin between the periods due to the Company’s reduction in lower yielding cash-equivalent investments and increase in relatively higher-yielding federal government guaranteed and municipal securities. This plan to restructure earning assets began in first quarter 2011 and completed by fourth quarter 2011. Net interest margin for first quarter 2012 increased as compared to first quarter 2011 for similar reasons noted above. Also, during this period loan yields improved with the decline in the amount of loans on non-accrual.

	For the Three Months Ended
	March 31, 2012			December 31, 2011			March 31, 2011
	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates	Average Balance	Interest Income or Expense	Average Yields or Rates
(Dollars in 000's)
ASSETS:
Interest earning balances due from banks	$38,722	$22	0.23%	$51,828	$40	0.31%	$119,507	$76	0.26%
Federal funds sold	3,033	2	0.27%	3,179	2	0.25%	3,201	2	0.25%
Investments - taxable	309,081	1,884	2.45%	300,546	1,419	1.87%	211,906	1,291	2.47%
Investments - nontaxable	1,068	23	8.66%	2,502	17	2.70%	4,313	75	7.05%
Gross loans (1)	766,868	11,222	5.89%	825,724	12,271	5.90%	960,326	13,656	5.77%
Mortgages held for sale	686	16	9.38%	1,004	11	4.35%	722	7	3.93%
Total interest earning assets	1,119,458	13,169	4.73%	1,184,783	13,760	4.61%	1,299,975	15,107	4.71%
Allowance for loan losses	(21,868)			(26,564)			(34,910)
Other assets	145,106			135,012			132,690
Total assets	$1,242,696			$1,293,231			$1,397,755

LIABILITIES AND STOCKHOLDERS' EQUITY:

Interest-bearing deposits	392,416	103	0.11%	405,229	114	0.11%	463,998	367	0.32%
Time deposits	412,135	1,469	1.43%	444,791	1,702	1.52%	533,634	2,297	1.75%
Short-term borrowings	4,548	4	0.35%	4,312	3	0.28%	838	1	0.48%
Long-term borrowings	30,928	168	2.18%	30,928	150	1.92%	30,928	166	2.18%
Total interest bearing liabilities	840,027	1,744	0.84%	885,260	1,969	0.88%	1,029,398	2,831	1.12%
Non-interest-bearing deposits	298,234			301,485			253,926
Other liabilities	18,942			18,910			17,595
Equity	85,493			87,576			96,836
Total liabilities and shareholders' equity	$1,242,696			$1,293,231			$1,397,755

Net interest income (3)		$11,425			$11,791			$12,276
Net interest spread			3.89%			3.73%			3.59%

Average yield on earning assets (2) (3)			4.73%			4.61%			4.71%
Interest expense to earning assets			0.63%			0.66%			0.88%
Net interest income to earning assets (2) (3)			4.10%			3.95%			3.83%

Reconciliation of Non-GAAP measure:
Tax Equivalent Net Interest Income

Net interest income		$11,374			$11,741			$12,201
Tax equivalent adjustment for municipal loan interest		42			43			45
Tax equivalent adjustment for municipal bond interest		9			7			30
Tax equivalent net interest income		$11,425			$11,791			$12,276

Non-GAAP financial mesures have inherent limitations, are not required to be uniformly applied, and are not audited. Management believes that presentation of this non-GAAP measure provides useful information frequently used by shareholders in the evaluation of a company.

Non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitue for analyses of results as reported under GAAP.

(1) Non-performing loans of approximately $55.9 million at 3/31/12, $76.2 million at 12/31/2011, $109.8 million for 3/31/2011 are included in the average loan balances.

(2) Loan interest income includes loan fee income of $25,000, $126,000, and $73,000 for the three months ended 3/31/2012, 12/31/2011, and 3/31/2011, respectively.

(3) Tax-exempt income has been adjusted to a tax equivalent basis at a 40% effective rate. The amount of such adjustment was an increase to recorded pre-tax income of $51,000, $50,000, and $75,000 for the three months ended March 31, 2012, December 31, 2011, and March 31, 2011, respectively.

ASSET QUALITY

At March 31, 2012, the Company experienced a continued decrease in adversely classified loans, largely due to a decline in non-performing loans. Non-performing loans have continued to decline primarily in the construction and land development loan category, as a result of improvements in credit quality ratings and transfers to OREO, pay offs, and charge-offs of impaired loans. Of those loans currently designated as non-performing, approximately $20.6 million, or 37.1%, are current as to payment of principal and interest.

The Company monitors delinquencies, defined as loans on accruing status 30-89 days past due, as an indicator of future non-performing assets. Total 30-89 days delinquencies remain below 1.00%, mirroring the improvement in overall credit quality noted previously. Delinquencies in this current quarter continue to be below this target. While the local and national economy continues to languish, more borrowers are demonstrating the ability to adjust to current economic conditions.

At March 31, 2012, total non-performing assets were down compared to December 31, 2011 and March 31, 2011. Non-performing assets and non-performing loans also declined during this period in terms of percentage of total assets and loans, respectively. The amount of additions to non-performing loans remained relatively unchanged in the current quarter as compared to the previous quarter. Approximately $4.1 million was attributed to one land developer borrowing relationship, in which the guarantor ceased to continue to provide financial support to the project. The Company experienced an increase in loan balances transferred to OREO during the quarter, as a result of entering into a master settlement agreement with its largest non-performing loan relationship.

Adversely classified loans

(Dollars in Thousands)
	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change

Rated substandard or worse	$84,124	$83,583	$541	1%	$139,546	$(55,422)	-40%
Impaired	55,880	76,241	(20,361)	-27%	109,844	(53,964)	-49%
Total adversely classified loans*	$140,004	$159,824	$(19,820)	-12%	$249,390	$(109,386)	-44%

Gross loans	$743,660	$797,878	$(54,218)	-7%	$922,811	$(179,151)	-19%
Adversely classified loans to gross loans	18.83%	20.03%	-1.20%		27.03%	-8.20%
Allowance for loan losses	$20,324	$22,683	$(2,359)	-10%	$33,366	$(13,042)	-39%

* Adversely classified loans are defined as loans having a well-defined weakness or weaknesses related to the borrower's financial capacity or to pledged collateral that may jeopardize the repayment of the debt. They are characterized by the possibility that the Bank may sustain some loss if the deficiencies giving rise to the substandard classification are not corrected. Note that any loans internally rated worse than substandard are included in the impaired loan totals.

30-89 Days Past Due by type

(Dollars in Thousands)

	March 31, 2012	% of Category	December 31, 2011	% of Category	$ Change	March 31, 2011	% of Category	$ Change

Construction, Land Dev & Other Land	$—	0%	$—	0%	$—	$3,783	53%	$(3,783)
Commercial & Industrial	—	0%	128	4%	(128)	961	14%	(961)
Commercial Real Estate Loans	1,040	34%	626	22%	414	1,167	16%	(127)
Secured Multifamily Residential	—	0%	242	8%	(242)	200	3%	(200)
Other Commercial Loans Secured by RE	657	21%	533	18%	124	100	1%	557
Loans to Individuals, Family & Personal Expense	16	1%	108	4%	(92)	255	4%	(239)
Consumer/Finance	1,337	44%	1,279	44%	58	661	9%	676
Other Loans	—	0%	—	0%	—	—	0%	—
Total loans 30-89 days past due, not in nonaccrual status	$3,050		$2,916		$134	$7,127		$(4,077)

Delinquent loans to total loans, not in nonaccrual status	0.44%		0.40%			0.88%

Non-performing Loans

(Dollars in Thousands)
For the Three Months Ended	March 31, 2012	December 31, 2011	$ Change	March 31, 2011	$ Change
Balance beginning of period	$76,241	$78,210	$(1,969)	129,616	$(53,375)
Transfers from performing loans	13,835	12,466	1,369	2,723	11,112
Loans returned to performing status	—	(478)	478	—	—
Transfers to OREO	(19,245)	(2,740)	(16,505)	(4,251)	(14,994)
Principal reduction from payment	(8,631)	(3,235)	(5,396)	(5,694)	(2,937)
Principal reduction from charge-off	(6,320)	(7,982)	1,662	(12,550)	6,230
			—
Total non-performing loans	$55,880	$76,241	$(20,361)	$109,844	$(53,964)

Percentage of non-performing loans to total gross loans	7.51%	9.56%		11.90%
nm = not meaningful

Non-performing assets

(Dollars in Thousands)	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change
Loans on nonaccrual status	$55,356	$76,097	$(20,741)	-27%	$109,753	$(54,397)	-50%
Loans past due greater than 90 days but
not on nonaccrual status	524	144	380	264%	91	433	476%
Total non-performing loans	55,880	76,241	(20,361)	-27%	109,844	(53,964)	-49%
Other real estate owned and
foreclosed assets	35,434	22,829	12,605	55%	29,757	5,677	19%
Total non-performing assets	$91,314	$99,070	$(7,756)	-8%	$139,601	$(48,287)	-35%

Percentage of non-performing assets
to total assets	7.44%	7.83%			10.17%

The Company’s OREO property disposition activities continued at a steady pace in the first quarter of 2012, while the level of additional real estate properties taken into the OREO portfolio increased from prior periods, primarily due to the resolution at the beginning of the quarter of the largest non-performing lending relationship in the Company. During the first quarter 2012, the Company disposed of 22 OREO properties with a book value of $4.9 million while acquiring 25 properties with a book value of $19.2 million and recorded OREO valuation adjustments similar to prior quarters. The combination of these actions resulted in an increase in total OREO in the quarter. At March 31, 2012, the OREO portfolio consisted of 83 properties. The largest balances in the OREO portfolio at the end of the quarter were attributable to income-producing properties followed by homes and residential site development projects, all of which are located within our footprint.

Other real estate owned and foreclosed assets

(Dollars in Thousands)
For the Three Months Ended	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change
Other real estate owned, beginning of period	$22,829	$28,127	$(5,298)	-19%	$32,009	$(9,180)	-29%
Transfers from outstanding loans	19,245	2,740	16,505	602%	4,251	14,994	353%
Improvements and other additions	—	—	—	nm	10	(10)	-100%
Proceeds from sales	(4,278)	(6,959)	2,681	-39%	(5,093)	815	-16%
Net gain (loss) on sales	(663)	518	(1,181)	-228%	656	(1,319)	-201%
Impairment charges	(1,699)	(1,597)	(102)	6%	(2,076)	377	-18%
Total other real estate owned	$35,434	$22,829	12,605	55%	$29,757	5,677	19%

nm = not meaningful

Other real estate owned and foreclosed assets by type

(Dollars in Thousands)	March 31, 2012	# of Properties	December 31, 2011	# of Properties	$ Change	% Change	March 31, 2011	# of Properties	$ Change	% Change

Construction, Land Dev & Other Land	$15,838	43	$9,772	45	$6,066	62%	$14,449	49	$1,389	10%
Farmland	4,045	5	1,817	3	2,228	123%	1,364	2	2,681	197%
1-4 Family Residential Properties	2,518	11	3,019	11	(501)	-17%	4,373	23	(1,855)	-42%
Multifamily (5 or more) Residential	—	—	140	1	(140)	-100%	299	1	(299)	nm
Nonfarm Nonresidential Properties	13,033	24	8,081	19	4,952	61%	9,272	18	3,761	41%
Total OREO by type	$35,434	83	$22,829	79	12,605	55%	$29,757	93	5,677	19%
nm = not meaningful

ALLOWANCE FOR LOAN LOSSES

The Company’s allowance for loan losses continues to decline in concert with the reduction in adversely classified loans, loan delinquencies and other relevant credit metrics. With the reduction in net charge-offs and change in the loan portfolio composition over the past several years, loss factors used in Management’s estimates to establish reserve levels have declined commensurately. During the current period, $3.5 million was provided to the allowance for loan losses up from the amount in the fourth quarter of 2011 and down from the first quarter of 2011.

For the quarter ended March 31, 2012, total net loan charge-offs were down compared to the quarter ended December 31, 2011, and the quarter ended March 31, 2011. Approximately $3.6 million was attributed to one land developer borrowing relationship, in which the guarantor ceased to continue to provide financial support to the project. As such, the net charge-offs in the current period were concentrated in the construction and land development and non-owner occupied commercial real estate loan categories. The ratio of net loan charge-offs to average gross loans (annualized) for the current quarter was down compared to the previous quarter and the same quarter one year ago.

The overall risk profile of the Company’s loan portfolio continues to improve, as stated above. However, the trend of future provision for loan losses will depend primarily on economic conditions, level of adversely-classified assets, and changes in collateral values.

Allowance for Loan Losses

(Dollars in Thousands)
For the Three Months Ended	March 31, 2012	December 31, 2011	$ Change	% Change	March 31, 2011	$ Change	% Change

Gross loans outstanding at end of period	$743,660	$797,878	$(54,218)	-7%	$922,811	$(179,151)	-19%
Average loans outstanding, gross	$766,868	$825,724	(58,856)	-7%	$960,326	(193,458)	-20%
Allowance for loan losses, beginning of period	$22,683	$26,975	(4,292)	-16%	$35,582	(12,899)	-36%
Commercial	(353)	(1,093)	740	-68%	(1,052)	699	-66%
Real Estate	(5,181)	(5,434)	253	-5%	(11,211)	6,030	-54%
Consumer	(493)	(500)	7	-1%	(265)	(228)	86%
Other	(293)	(955)	662	-69%	(22)	(271)	1232%
Total charge-offs	(6,320)	(7,982)	1,662	-21%	(12,550)	6,230	-50%
Commercial	88	102	(14)	-14%	3,365	(3,277)	-97%
Real Estate	147	451	(304)	-67%	574	(427)	-74%
Consumer	193	62	131	211%	84	109	130%
Other	33	75	(42)	-56%	11	22	200%
Total recoveries	461	690	(229)	-33%	4,034	(3,573)	-89%
Net charge-offs	(5,859)	(7,292)	1,433	-20%	(8,516)	2,657	-31%
Provision charged to income	3,500	3,000	500	17%	6,300	(2,800)	-44%
Allowance for loan losses, end of period	$20,324	$22,683	(2,359)	-10%	$33,366	(13,042)	-39%

Ratio of net loans charged-off to average gross loans outstanding, annualized	3.07%	3.50%	(0.43)		3.60%	(0.53)

Ratio of allowance for loan losses to gross loans outstanding	2.73%	2.84%	(0.11)		3.62%	(0.89)

Allowance for loan losses as a percentage of adversely classified loans	14.52%	14.19%	0.33		13.38%	1.14

Allowance for loan losses to total non-performing loans	36.37%	29.75%	6.62		30.38%	5.99

ABOUT PREMIERWEST BANCORP

PremierWest Bancorp (NASDAQ: PRWT) is a bank holding company headquartered in Medford, Oregon, and operates primarily through its subsidiary, PremierWest Bank. PremierWest Bank offers expanded banking-related services through two subsidiaries, Premier Finance Company and PremierWest Investment Services, Inc.

PremierWest Bank was created following the merger of the Bank of Southern Oregon and Douglas National Bank in May 2000. In April 2001, PremierWest Bancorp acquired Timberline Bancshares, Inc. and its wholly-owned subsidiary, Timberline Community Bank, with eight branch offices located in Siskiyou County in northern California. In January 2004, PremierWest acquired Mid Valley Bank with five branch offices located in the northern California counties of Shasta, Tehama and Butte. In January 2008, PremierWest acquired Stockmans Financial Group, and its wholly-owned subsidiary, Stockmans Bank, with five full service banking offices in the Sacramento, California area. During the last several years, PremierWest expanded into Klamath Falls and the Central Oregon communities of Bend and Redmond, and into Nevada, Yolo and Butte counties in California.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including those set forth from time to time in PremierWest’s filings with the SEC, and risks that we are unable to increase capital levels as planned or effectively implement asset reduction and credit quality improvement strategies, unable to comply with regulatory agreements and the risk that market conditions deteriorate. You should not place undue reliance on forward-looking statements and we undertake no obligation to update any such statements. We make forward-looking statements in this press release about branch consolidations and cost savings initiatives and the expected savings related thereto, future profitability of the Company, deferred tax assets, net interest margin, regulatory compliance, loan demand, interest rate changes, loan upgrades, loan migration, the prospects for earnings growth, deposit and loan growth, capital levels, the effective management of our credit quality, the collectability of identified non-performing loans, real estate market conditions and the adequacy of our Allowance for Loan Losses.